CACI INTERNATIONAL INC AND SUBSIDIARIES

                          INDEX TO EXHIBITS




Exhibit
Number       Title
------       -----

  11         Computation of Earnings per Common and Common
               Equivalent Share

                            EXHIBIT 11


              CACI INTERNATIONAL INC AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER COMMON
                    AND COMMON EQUIVALENT SHARE




                                    Three Months Ended March 31,               Nine Months Ended March 31,
                                    ----------------------------               ---------------------------
                                      1997               1996                     1997              1996
                                     ------             ------                   ------            ------


Net Income                          $ 2,979            $ 2,587                  $ 8,523            $ 7,158

Average shares outstanding
  during the period                  10,633             10,162                   10,445             10,117

Dilutive effect of stock
  options after application
  of treasury stock method              442                517                      536                565
                                     ------             ------                   ------             ------
Average number of shares
  outstanding during the period      11,075             10,679                   10,981             10,682
                                     ======             ======                   ======             ======

Earnings per common and
    common equivalent share:         $ 0.27             $ 0.24                   $ 0.78             $ 0.67
